PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2009 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), at September 30, 2009, a $736 million community bank holding company with six bank subsidiaries, announced its financial results for the third quarter of 2009.  Premier realized income of $1,502,000 during the quarter ending September 30, 2009, a 22.2% decrease from the $1,930,000 of net income reported for the third quarter of 2008.  On a per share basis, Premier earned $0.23 during the third quarter of 2009, compared to $0.30 per share earned during the third quarter of 2008.  The decrease in net income in 2009 was largely due to a $409,000 decrease in net interest income, a $126,000 increase in FDIC insurance premiums, and a $175,000 accrual for the liquidation of the acquired Traders Bankshares, Inc. defined benefit pension plan.  For the first nine months of 2009 Premier realized net income of $4,086,000 (64 cents per share), a 27.5% decrease from the $5,634,000 (96 cents per share) earned during the first nine months of 2008.

President and CEO Robert W. Walker commented, “Premier’s earnings performance for the year 2009 continued to improve in the third quarter in spite of costs associated with acquisitions, both previous acquisitions and future acquisitions.  We completed our acquisition of Abigail Adams National Bancorp, Inc. effective on October 1, 2009.  As such, their assets and earnings results will not be included with Premier’s until the fourth quarter of this year.  Premier’s earning asset yields remained flat in the third quarter. We have continued to lower the rates paid on our deposit products, which helped the company to increase the net interest margin to 4.06% for the quarter.  We continue to be diligent in monitoring our loan portfolio and its credit quality.  At September 30, 2009, past due and non-accrual loans decreased to 2.06% of total loans, the lowest percentage during my tenure as president of the company beginning in October 2001.  The decrease in non-accrual loans was partially the result of the charge-off of loans to one borrower that had been identified and carried as an impaired loan for more than three years. Premier finally received permission from the bankruptcy court to foreclose upon and liquidate the collateral.”

Net interest income for the quarter ending September 30, 2009 totaled $6.768 million, compared to $7.177 million of net interest income earned in the third quarter of 2008 and $6.662 million earned in the second quarter of 2009.  When compared to the third quarter of 2008, net interest income decreased by $409,000 or 5.7%, largely due to lower interest income resulting from lower yields on loans, investments and other earnings assets.  The lower interest income was only partially offset by interest expense savings during the third quarter of 2009.  Total interest income in the third quarter of 2009 decreased by $1.162 million or 11.3% when compared to the third quarter of 2008.  Interest income on loans decreased by $617,000 or 7.6% in 2009, due to lower loan yields even though on a higher average volume of loans outstanding.  Interest earned on investments decreased $372,000 in the third quarter of 2009 due to lower average yields on a similar average volume of investments.  Interest earned on federal funds sold and interest bearing bank balances decreased by $173,000 in the third quarter of 2009, largely due to lower yields earned resulting from the Federal Reserve Board of Governors’ policy to stimulate the economy by maintaining the federal funds sold rate near 0.25% coupled with a lower average volume of assets outstanding during the quarter.  Partially offsetting the decrease in interest income, total interest expense in the third quarter of 2009 decreased by $753,000, or 24.3%, when compared to the third quarter of 2008.  Interest expense on deposits decreased by $607,000 in the third quarter of 2009, largely due to lower rates paid although on a slightly higher average balance of interest-bearing deposits outstanding.  Interest expense on repurchase agreements and federal funds purchased decreased $53,000, or 62.4% in 2009, largely due to lower rates paid and a 43.8% decrease in the average balance outstanding.  Interest expense on other borrowings decreased $91,000, or 43.8%, in 2009 as interest savings from rate decreases on Premier’s variable rate borrowings at the parent were complemented by a decrease in the average balance of outstanding borrowings resulting from principal payments.

The 1.6% increase in net interest income, when compared to the second quarter of 2009, is primarily due to a continuing decrease in interest expense on deposits.  Total interest income in the third quarter of 2009 decreased by $6,000 or 0.1% when compared to the second quarter of 2009, as a $43,000 or 0.6% increase in interest income on loans was more than offset by a $47,000 or 2.9% decrease in interest income on investments.  The decrease in interest income was more than offset by a $112,000 or 4.6% decrease in total interest expense, primarily due to a $110,000 decrease in interest expense on deposit accounts.

During the quarter ending September 30, 2009, Premier recorded $127,000 of additional provisions for loan losses compared to $85,000 of provisions for loan losses during the same period of 2008 and $110,000 of additional provisions in the second quarter of 2009.  Since March 31, 2008, the increased risk largely associated with the declining confidence in short-term economic conditions and the related impact on borrowers’ repayment abilities has resulted in additional provisions for loan losses during the remainder of 2008 and into 2009.  Evidence of the increased credit risk includes higher levels of net charge-offs in 2009 compared to net recoveries during the first nine months of 2008 and an increase in other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Net overhead costs for the quarter ending September 30, 2009 totaled $4.349 million, compared to $4.197 million for the same quarter of 2008 and $4.559 million for the second quarter of 2009.  When compared to the third quarter of 2008, net overhead in the third quarter of 2009 increased by $152,000 or 3.6%, largely due to a 156% percent increase in FDIC insurance expense and a $175,000 accrual for the liquidation of the acquired Traders Bankshares, Inc. defined benefit pension plan.  Otherwise, increases in secondary market mortgage income and electronic banking income were substantially offset by decreases in service charges and fees on deposit accounts and other income.  Excluding the increase in FDIC insurance and the pension plan accrual, non-interest expenses decreased by $159,000, or 2.9% as decreases in staff costs, occupancy and equipment expenses, supplies and other operating expenses were only partially offset by increases in data processing costs, professional fees and taxes not on income.  When compared to the second quarter of 2009, third quarter 2009 net overhead was $210,000 or 4.6% lower, largely due to $319,000 of additional FDIC insurance expense resulting from the special FDIC assessment on all U.S. banks in the second quarter of 2009 partially offset by the $175,000 pension plan liquidation accrual in the third quarter of 2009.  Otherwise, increases in deposit service charges and overdraft fee income were partially offset by a decrease in secondary market mortgage income while the benefits of lower occupancy and equipment costs, lower data processing costs, lower professional fees, and lower OREO expenses were only partially offset by higher staff costs, and taxes not on income.

Total assets as of September 30, 2009 of $736 million were up 1.6% from the $724 million of total assets at year-end 2008.  The $11.3 million increase in total assets since year-end is largely due to a $15.0 million (2.6%) increase in total deposits, partially offset by a $6.0 million decrease in repurchase agreements, a $3.0 million decrease in short-term FHLB borrowings and $1.6 million in principal payments on long-term borrowings.  This net increase in funds, along with $1.1 million decrease in total loans and a $3.7 million decrease in Premier’s investment portfolio was used to fund an increase in mortgages in the process of being sold in the secondary market or kept as liquid assets such as federal funds sold and cash and due from banks.  Shareholders’ equity of $92.1 million equaled 12.5% of total assets at September 30, 2009 which compares to shareholders’ equity of $89.4 million or 12.3% of total assets at December 31, 2008.  The increase in shareholders’ equity was due to the $4.1 million of net income during first nine months of 2009 partially offset by the $2.1 million in cash dividends paid to shareholders.  Shareholders’ equity also increased due to a $708,000 increase in the net unrealized gain in the investment portfolio since year-end.  Premier invests in high quality debt securities of the U.S. Government and its agencies and fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2009.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2009	2008	2009	2008
Interest Income	9,114	10,276	27,370	28,136
Interest Expense	2,346	3,099	7,382	8,916
Net Interest Income	6,768	7,177	19,988	19,220
Provision for Loan Losses	127	85	339	41
Net Interest Income after Provision	6,641	7,092	19,649	19,179
Non-Interest Income	1,374	1,384	3,870	3,909
Securities Transactions	-	-	-	93
Non-Interest Expenses	5,723	5,581	17,372	14,707
Income Before Taxes	2,292	2,895	6,147	8,474
Income Taxes	790	965	2,061	2,840
NET INCOME	1,502	1,930	4,086	5,634

EARNINGS PER SHARE	0.23	0.30	0.64	0.96
Dividends per share	0.11	0.11	0.33	0.32

Charge-offs	800	436	1,276	701
Recoveries	85	444	255	705
Net charge-offs (recoveries)	715	(8)	1,021	(4)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	Sept 30	December 31
	2009	2008
ASSETS
Cash and Due From Banks	31,011	22,148
Federal Funds Sold	21,797	15,899
Securities Available for Sale	172,058	175,741
Loans Held for Sale	2,723	1,193
Loans (net)	458,164	458,567
Other Real Estate Owned	1,207	1,056
Other Assets	18,859	19,887
Goodwill and Other Intangibles	29,949	29,974
TOTAL ASSETS	735,768	724,465

LIABILITIES & EQUITY
Deposits	604,216	589,182
Fed Funds/Repurchase Agreements	12,303	18,351
FHLB Advances	4,448	7,607
Other Borrowings	14,116	15,560
Other Liabilities	8,537	4,343
TOTAL LIABILITIES	643,620	635,043
Shareholders’ Equity	92,148	89,422
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	735,768	724,465

TOTAL BOOK VALUE PER SHARE	14.41	13.99

Non-Accrual Loans	5,590	6,943
Loans 90 Days Past Due and Still Accruing	446	625